Exhibit (a)(1)(Q)
FORM OF ACKNOWLEDGEMENT OF RECEIPT OF ELECTION FORM
(NON-PARTICIPANTS)
From: lam409A@lamresearch.com
Sent:
To:
Subject: Acknowledgement of Receipt of Election Form
Date
Dear
We show that you have elected not to tender your Eligible Options pursuant to the Offer.

			Number of		Fair
			Option		Market
			Shares		Value of
		Exercise	Eligible for		Stock on			Amend
Original		Price	Tender	Revised	Revised	Cash	Total	All
Grant	Option	Per	Offer	Grant	Grant	Payment	Cash	Eligible
Date	Number	Share	Amendment	Date	Date	Per Share	Payment	Options?
N
N
N
We want to make sure that you understand that your election not to tender means:
1.	You agree that you will pay all additional Federal and State tax penalties with respect to the non-tendered options;

2.	You decline the amendment of the non-tendered options; and

3.	You decline the cash payment, if applicable, in January of 2009.
If the above is not your intent, we encourage you to log back into the Tender Offer website to change your election before May 1, 2008. Alternatively, you may submit a new paper Election Form via mail or overnight courier to: Lam Research Corporation, c/o Lam Tender Offer, 4650 Cushing Parkway, Fremont, CA 94538, or by fax at 1-510-572-4442 before 11:59 P.M. Eastern Daylight Time, on Thursday, May 1, 2008. If we extend the Offer beyond May 1, 2008, you must change your election before the extended expiration date of the Offer. To access the Tender Offer website, click the following hyperlink: https://lamrc.equitybenefits.com/.
Log into the Tender Offer website using your ID and Password
Should you have any questions, please feel free to contact the Lam Research Tender Offer Call Center at 1-415-498-5018 or lam409A@lamresearch.com.